Exhibit 16.1

May 31, 2022

Securities and Exchange Commission

100 F Street, N.E.
Washington, DC 20549
United States

Dear Sir or Madam:

We have read Item 4.01 of Form 6-K dated the month of May 2022 of Siyata Mobile Inc. (the “Company”) and are in agreement with the statements contained in paragraphs beneath the “Departure of Independent Registered Public Accounting Firm” heading. We have no basis to agree or disagree with the other statements of the registrant contained therein.

Yours very truly,

/s/ DAVIDSON & COMPANY LLP
DAVIDSON & COMPANY LLP
Chartered Professional Accountants

1200 - 609 Granville Street, P.O. Box 10372, Pacific Centre, Vancouver, B.C., Canada V7Y 1G6

Telephone (604) 687-0947 Davidson-co.com